Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:

Marvin E. Dee

Chief Financial Officer

612/617-8571

marvin.dee@hawkinsinc.com

Jennifer A. Weichert

Weichert Financial Relations, Inc.

651/686-9751

weichertfr@aol.com

HAWKINS, INC. REPORTS IMPROVED EARNINGS FOR FISCAL 2003

Minneapolis, MN, June 18, 2003 – Hawkins, Inc.  (Nasdaq:  HWKN) today announced results for the 2003 fiscal year and fourth quarter ended March 30, 2003.  Net income for fiscal 2003 rose 10.7% to $8.4 million, equal to $0.83 per share, on sales of $104.0 million. These results compare with net income of $7.6 million and earnings per share of $0.74, on sales of $107.4 million for the comparable period a year ago. Hawkins changed its fiscal year end in 2002 to better align reporting sequences with business cycles.

For the fourth quarter ended March 30, 2003, Hawkins had net income of $1.3 million and earnings per share of $0.14 on sales of $24.8 million versus net income of $1.5 million and earnings per share of $0.14 on sales of $24.7 million for the comparable period a year ago.

Chairman and Chief Executive Officer, John R. Hawkins, commented, “During the past year we continued to build a strong foundation for growth based on improving earnings, positive cash flow, higher returns and a strengthened balance sheet.  The investment in operations and sales over the past several years, coupled with favorable product mix sales and better efficiencies, increased profitability.” Hawkins noted that overall gross margins for the fiscal year ended March 30, 2003 rose to 26.9% versus 23.6% in the comparable period last year.

“Sales were off slightly due to the cyclical nature of commodity chemical prices; that situation was exasperated by the ongoing economic pressures in the telecommunications and circuit board industries,” Hawkins commented. “While we do not control the pricing of commodity products, we are committed to maintaining and when possible enhancing our gross margins on those products.”

“Our strong liquidity and capital position are key contributors to our success,” Hawkins stated. “We ended Fiscal 2003 with approximately $24.3 million in cash and marketable securities, strong, predictable cash flow and no debt.”

Hawkins, Inc. is a highly focused regional company, which provides a full range of bulk industrial products complemented with the technical competence and ingenuity to formulate and blend specialty chemicals. The Company sells and services related products and equipment to safely dispense chemicals in highly controlled environments.

The industries in which Hawkins’ customers participate include chemical processing, electronics, energy, environmental services, food processing, metal finishing, pharmaceutical, medical devices, pulp and paper, and water treatment.

The Company strives to operate in concert with the environment. Its products and services are geared to improve the environment and insure the safe handling of chemicals.

Hawkins is headquartered in Minneapolis, Minnesota. The Company operates fourteen facilities in Iowa, Illinois, Minnesota, Montana, Nebraska, South and North Dakota and Wisconsin and services customers in Upper Michigan, Kansas and Wyoming as well.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements give Hawkins’ current expectations or forecasts of future events and generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expected,” “intend,” “estimate,” “anticipate,” “believe,” “project,” or “continue,” or the negative thereof or similar words.  These statements by their nature involve substantial risks and uncertainties as described by Hawkins’ periodic filings with the Securities and Exchange Commission (SEC).  Actual results may differ materially depending on a variety of factors, including, but not limited to, the following:  the cyclical nature of commodity chemical prices, unforeseen liabilities, changes in governmental regulation, increased competition and changes in customer demand.  Additional information with respect to the risks and uncertainties faced by Hawkins may be found in, and the prior discussion is qualified in its entirety by, the risk factors contained in the Company’s filings with the Securities and Exchange Commission including Hawkins’ Report on Form 10-KT for the six-month transitional period ended March 31, 2002, Forms 10-Q, and other SEC filings.

HAWKINS, INC.

CONDENSED STATEMENTS OF INCOME

(unaudited)

	Quarters Ended		Fiscal Years Ended
	March 30, 2003	March 31, 2002	March 30, 2003	March 31, 2002

Sales	$24,753,448	$24,657,548	$104,004,611	$107,390,209

Cost of sales	18,799,858	19,081,217	76,046,759	82,000,674

Gross margin	5,953,590	5,576,331	27,957,852	25,389,535

Selling, general and administrative expenses	3,990,708	3,414,656	15,260,640	14,526,396

Income from operations	1,962,882	2,161,675	12,697,212	10,863,139

Interest income, net	212,421	97,885	732,960	468,455

Income before income taxes	2,175,303	2,259,560	13,430,172	11,331,594

Provision for income taxes	836,000	796,393	5,000,000	3,718,913

Net income	$1,339,303	$1,463,167	$8,430,172	$7,612,681

Weighted average number of shares outstanding	10,216,688	10,216,688	10,216,688	10,262,635

Earnings per share - basic and diluted	$0.14	$0.14	$0.83	$0.74

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